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Exhibit 12.1

COMPUTATION OF RATIOS OF
EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        The following table sets forth the computations for our consolidated ratios of earnings to fixed charges and preferred stock dividends for the periods shown. As of September 30, 2009, we had 59,053 shares of Series A Convertible Preferred Stock, par value $0.001 per share, outstanding and had not paid any dividends on preferred stock in the periods shown.

	(Successor)							(Predecessor)
	For the Nine Months Ended September 30,		For the Years Ended December 31,				July 17, 2004 to December 31,	January 1, 2004 to July 16,
	2009	2008	2008	2007	2006	2005	2004	2004
	(Amounts in thousands)
Including interest on deposits:
Fixed charges:
Interest expense	$26,615	$31,455	$41,750	$61,440	$57,584	$31,694	$3,762	$6,797
Rental expenses representative of an interest factor	958	973	1,141	1,119	1,082	1,053	179	211

Fixed charges	$27,573	$32,428	$42,891	$62,559	$58,666	$32,747	$3,941	$7,008

Earnings:
Income (loss) from continuing operations	$(27,322)	$(260,559)	$(256,736)	$(138,092)	$22,430	$15,164	$3,796	$(1,084)
Tax expense (benefit)	(9,911)	(6,018)	(6,513)	(185)	11,286	7,639	2,331	411
Fixed charges	27,573	32,428	42,891	62,559	58,666	32,747	3,941	7,008

Earnings	$(9,660)	$(234,149)	$(220,358)	$(75,718)	$92,382	$55,550	$10,068	$6,335

Ratio of earnings to fixed charges including interest on deposits	NMF	NMF	NMF	NMF	1.57x	1.70x	2.55x	0.90x
Excluding interest on deposits:
Fixed charges:
Interest expense	$26,615	$31,455	$41,750	$61,440	$57,584	$31,694	$3,762	$6,797
Interest expense on deposits	(20,616)	(24,660)	(32,562)	(53,594)	(47,337)	(24,873)	(2,642)	(5,340)
Rental expenses representative of an interest factor	958	973	1,141	1,119	1,082	1,053	179	211

Fixed charges	$6,957	$7,768	$10,329	$8,965	$11,329	$7,874	$1,299	$1,668

Earnings:
Income (loss) from continuing operations	$(27,322)	$(260,559)	$(256,736)	$(138,092)	$22,430	$15,164	$3,796	$(1,084)
Tax expense (benefit)	(9,911)	(6,018)	(6,513)	(185)	11,286	7,639	2,331	411
Fixed charges	6,957	7,768	10,329	8,965	11,329	7,874	1,299	1,668

Earnings	$(30,276)	$(258,809)	$(252,920)	$(129,312)	$45,045	$30,677	$7,426	$995

Ratio of earnings to fixed charges excluding interest on deposits	NMF	NMF	NMF	NMF	3.98x	3.90x	5.72x	0.60x

*
In some instances, the results above are reported as "NMF" meaning "not a meaningful figure" since the reported results would otherwise have reflected a negative number due to the operating loss realized in the period resulting from goodwill impairment and/or provision for loan losses.

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COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS